Remarks by Gary D. Owens

OYO Geospace

2011 Annual Meeting of Shareholders

February 24, 2011

Good morning and welcome to OYO Geospace's 2011 Annual Meeting of Stockholders. Before I begin, I need to point out that my comments this morning may be considered forward-looking statements for the purpose of the Securities Acts of 1933 and 1934, and these statements are subject to known and unknown risks and other factors as described in our recent Annual Report on Form 10-K.

My comments will include (i) a review of fiscal year 2010 which ended on September 30th, 2010, (ii) an update through the first quarter of Fiscal Year 2011, and (iii) our view of what lies ahead for OYO Geospace.

  REVIEW OF FISCAL YEAR 2010:

Before reviewing our Fiscal Year 2010 financial results, it might be helpful to revisit the economic climate that we faced upon entering Fiscal Year 2010.

Fiscal Year 2009 was a difficult period not only for OYO Geospace, but for all economies around the world. During this period, the global financial crisis shook the confidence of our national economy and essentially shutdown financial markets throughout the world. Large companies became insolvent, national economies failed, and energy commodity prices plummeted. The geophysical industry suffered as well, and our customers were downsizing with the hope of surviving the storm. Several of our loyal customers did not survive this difficult time.

We watched our Fiscal Year 2009 revenues drop 31% from the previous year. Even more disappointing was the loss of almost 500 long time employees as we reduced our worldwide workforce from 1,224 to 739. These were the same employees that helped the company achieve its record financial successes in 2007 and 2008. These decisions were extremely difficult, and it was unfortunate to see these employees become casualties of the global financial crisis. Yet we were able to manage through this difficult time, and OYO Geospace was one of the few companies in the geophysical industry fortunate enough to emerge with a small profit in Fiscal Year 2009.

We entered Fiscal Year 2010 with extreme caution. But there were also reasons to be optimistic. With the rapid decline of our business in 2009, we generated a significant amount of cash flow from our declining accounts receivable and low level of working capital requirements. This surplus cash flow was used to repay a significant amount of our outstanding bank borrowings. We began Fiscal Year 2010 with significantly reduced debt levels and surplus cash in the bank.

But most importantly, demand for our wireless acquisition system, the GSR, began gaining significant momentum in the early months of Fiscal year 2010. Beginning in November 2009 and continuing throughout the fiscal year, we received a continuous stream of orders for GSR channels. This was not by accident though. Our sales and engineering teams had previously been demonstrating the GSR system to several different seismic crews around the world. These demonstrations occurred in almost every oil and gas producing region on the globe. The GSR system was put to the test in extreme environments, including the arctic, rain forests, jungles, mountains and desert regions. Often these tests were against other competitive wireless systems. The results were clear - our customers preferred the GSR.

During Fiscal Year 2010, we sold over 21,000 GSR channels, bringing our total cumulative sales of GSR channels to 31,000. We now have customers using our GSR systems in North & South America, Australia, Europe and Africa. And our customers are pleased with the results.

Back in 2006, we embarked upon a strategy to expand our production capacity for new products like the GSR. We began construction on a new 130,000 square foot building at our Houston property. In 2007, we completed the construction of this new building, and began production in 2008. This facility expansion allowed us to increase our molding, machining and electronic assembly operations. The expansion of these operations was vital to our success in meeting customer demand for GSR channels.

But our good financial results in Fiscal Year 2010 were not solely because of the GSR. Other product highlights include:

  We experienced a nice increase in sales of our reservoir characterization products. Our borehole products continue to be in high demand, and we sold an expansion seabed system to BP for its Valhall field in the North Sea.
  We saw a resurgence of demand for our marine products. Although not a record year, Fiscal Year 2010 was still excellent for this product line. We expect strong product demand to continue into Fiscal Year 2011.
  We sold vertical cables and sensors for permanent placement in the Canadian and Columbian markets. We believe this market holds promise for the future and we will be closely monitoring the development of this market for land permanent reservoir sensors and cables.
  While revenues from our thermal imaging product line were flat from the previous year, we experienced a slight increase in profitability. We expect improvements from this group in Fiscal Year 2011.
  Sales of products to our emerging market customers grew significantly during the year. We found customers for our GSR system and seismic borehole system outside of the conventional oil and gas arena. One of our emerging market customers will be using a GSR system to monitor the underground storage of CO2 in Japan. A seismic borehole system was sold to a Japanese consulting company to examine the earth's stability beneath a nuclear power plants. In addition, our water meter cable products saw an increase in the growth of its market worldwide.

Momentum built throughout Fiscal Year 2010. The year began very slowly with a small profit in the first quarter; followed by a larger profit in the second quarter. The last two quarters of Fiscal Year 2010 provided two of the three best quarters in the company's history to finish the Fiscal Year on a very strong note.

The past struggles and preparations were well worth the effort. When we concluded Fiscal Year 2010, we reported net income of $14.1 million, or $2.27 per diluted share on revenues of $128.5 million. This translates into a 17.6% pretax return on investment. This compares to revenues of $92.9 million and net income of $0.29 per diluted share in Fiscal Year 2009. The net profit we earned in Fiscal Year 2010 was the third largest profit in our company's history. And we achieved these results during a period while most of the seismic marketplace was still struggling to emerge from the financial crisis. Demand for many of our traditional seismic products are only now beginning to show signs of resumed demand. Cash flows were also very strong during Fiscal Year 2010. By the end of the fiscal year, we had deposited $33.5 million in the bank and further reduced our debt burdens. It was a good year for the company.

  FIRST QUARTER OF FISCAL YEAR 2011

  The momentum from Fiscal Year 2010 carried into our first quarter results of Fiscal Year 2011. Earlier this month, we announced record financial results for our first quarter. We reported record net income of $8.2 million on revenues of $43.1 million. Earnings per share were $1.30 per diluted share, matching an all time high! These pretax profits when annualized represent a 35% pretax return on investment. This is a much better beginning to the year than we experienced last year.

  The first quarter results were led by the success of the GSR system, but also from the strong contribution of our marine products and reservoir products. But GSR demand was the primary impetus to our revenue growth. During the first quarter, we delivered almost 29,000 GSR channels, including 7,800 rental channels. The company delivered more GSR channels in the first quarter than it did in all of FY 2010. At the close of the quarter, we had almost 60,000 GSR channels sold, rented or available for rent.

  High product demand has allowed us to hire new manufacturing employees. We have now rehired almost half of the employees we lost in 2009. Our employee count now stands at 976 at the end of the first quarter. As we noted in our recent press release, this increase in manufacturing personnel helps to increase our productivity and factory utilization. This bodes well for our future profitability.

  Backlog at the end of the first quarter remained strong which should keep our manufacturing operations busy, at least for the foreseeable future. Cash flow continued to be strong during the first quarter, allowing us to pay-off a $7.7 million mortgage debt. For the first time since 1997, we are debt free! And we have $32.0 million of cash in the bank.

  WHAT LIES AHEAD

The world's economic woes are still far from over. The unemployment rate, especially here in the United States, remains unacceptably high. Several countries have been at, or are near, the brink of financial collapse due to high debt levels. Financial bailouts will continue, especially in the European Community. Riots and violence rage in several North African and Middle Eastern countries. The democracies of Iraq and Afghanistan are fragile and unstable. The worldwide threat of terrorist activities hinders confidence in the future. In this environment, it is difficult to speculate what the future holds.

While economic markets remain unstable and our visibility into future product demand remains limited, we embrace the future with a sense of optimism. There are compelling arguments that non-traditional energy plays in North America and across the globe, such as the exploitation of tight shale gas, will increase the need for our highly-technical seismic products. Seismic contractors and their energy company customers are seeking ways to improve productivity, increase safety while also reducing costs. Our seismic technologies, including borehole and GSR wireless systems, give us confidence that we are poised to grow in this environment.

During Fiscal Year 2011, we are making investments to expand our production capacity for GSR systems. We are in the process of investing almost $3 million in equipment that will give us the in-house ability to stuff electronic PC boards. This added capability is expected to reduce our manufacturing costs, speed-up our deliveries, and provide increased flexibility in our manufacturing schedule. This equipment should be up and running this current quarter.

We are also increasing certain inventories for our GSR product line. During Fiscal Year 2010, we reduced our GSR inventories to very low levels. In an effort to speed-up deliveries to accommodate customer demand, we are investing in long lead-time parts and sub-assemblies.

We have been very pleased by the success of our GSR rental business. We rented 7,800 GSR channels throughout the first quarter. We are now filling additional customer orders to rent another 12,000 additional GSR channels, bringing our total GSR rental channels to almost 20,000. We believe the investment into our new rental business helps accelerate the placement of our GSR technology to our customers. Our rental terms allow our customers to purchase the GSR equipment at a later date. We believe this strategy helps our customers find ways to own our new wireless technology in the future, while reaping the efficiency benefits now. We have received approval to increase the rental fleet to 30,000 channels if the market demand is there. We believe the GSR rental business is a good investment and strategy for the company and its shareholders.

In addition to the 12,000 rental channels to be added to our rental fleet, we expect to sell over 11,000 GSR channels in the second quarter, including a 7,000-channel system to BGP for use in Iraq. Sales of other products, including our marine, borehole and sensor products are expected to be strong in the second quarter.

Summary

Fiscal year 2010 was a year of transition for OYO Geospace. We struggled a little in the first quarter. However, the second quarter showed a jump in our profitability. But the last half of Fiscal Year 2010 was exceptionally strong. This momentum has continued into Fiscal Year 2011 and the first quarter results of $1.30 per share shows the impact that our new wireless system can have on the company. I believe that the next few years will see strong growth for the company. This growth will be driven by our existing technologies and by our newest products.

I wish to thank our customers for their support and trust in our new products. I wish to also thank our loyal employees for staying the course through the difficult times in the past. And finally, I wish to thank our shareholders for sticking it out during the wild fluctuations and uncertainties of the global financial crisis.